NewsRelease

EXHIBIT 99.1

NYSE: WMB

Date: May 10, 2004

Williams Announces Cash Tender Offers;
Seeks to Redeem Approximately $1.1 Billion of Outstanding Notes

     TULSA, Okla. — Williams (NYSE:WMB) and its wholly owned subsidiary, Williams Production RMT Co., today are commencing cash tender offers for approximately $1.1 billion aggregate principal amount of specified series of outstanding notes.

     The companies are offering to purchase the outstanding notes in order to decrease their debt, reduce their annual interest expense and reduce administrative costs associated with the various debt issues.

     Williams is offering to purchase any and all of the approximately $114 million outstanding principal amount of its 6.625 percent Notes due Nov. 15, 2004. In addition, the companies are offering to purchase up to $1.0 billion of certain of their specified series of notes maturing in 2006 through 2009 as listed in the table below.

     The tender offers are scheduled to expire at 5 p.m. Eastern on Tuesday, June 8, 2004 — the expiration date — unless extended or earlier terminated. Holders of notes must tender and not withdraw their notes prior to 5 p.m. Eastern on the expiration date to receive the tender offer consideration described in the table below. Holders of notes must tender and not withdraw their notes prior to 5 p.m. Eastern on Wednesday, May 19, 2004 — the early tender date — unless extended, to receive the total consideration described in the table below, which includes an early tender payment.

     In addition to the tender offer consideration or the total consideration, which includes the early tender payment, as applicable, accrued interest up to, but not including, the settlement date will be paid in cash on all validly tendered notes accepted in the tender offers. The settlement date will follow promptly after the expiration date and currently is expected to be Thursday, June 10, 2004.

     Certain of the outstanding notes the companies seek to purchase were originally issued by Barrett Resources Corp., Williams Holdings of Delaware, Inc. and MAPCO Inc.

     The table below indicates each series of notes included in the tender offers as well as the applicable tender offer consideration and the total consideration, which includes the early tender payment, for each series.

Aggregate
Outstanding			Acceptance		Early
Principal		CUSIP	Priority	Tender Offer	Tender	Total
Amount	Title of Security	Number	Level	Consideration	Payment	Consideration
Offer for Any and All 6.625% Notes due 2004

$113,830,000	6.625% Notes due 2004	969457AQ3	N/A	$989. 00	$30.00	$1,019.00

Offer for Notes Listed Below: Maximum Tender Amount: $1,000,000,000

$400,000,000	6.75% Putable Asset Term Securities, Putable/Callable January 15, 2006	969457BC3 969457AZ3	1	$1,021.25	$30.00	$1,051.25

$200,000,000	6 1/4 % Senior Debentures due 2006	968905AA7	2	$1,013.75	$30.00	$1,043.75

$205,000,000	6.50% Notes due 2006	969457AV2	3	$1,023.75	$30.00	$1,053.75

$150,000,000	7.55% Senior Notes due 2007	068480AA0	4	$1,050.00	$30.00	$1,080.00

$175,000,000	6.500% Notes due 2008	968905AD1	5	$1,020.00	$30.00	$1,050.00

$100,000,000	7.25% Notes due 2009	565097AG7	6	$1,046.25	$30.00	$1,076.25

     In the event that more than $1.0 billion aggregate principal amount of notes set forth in the table above that mature in 2006 through 2009 are tendered, Williams will only purchase $1.0 billion aggregate principal amount of such tendered notes, and Williams will accept tendered notes of each series according to the acceptance priority level specified for such series in the table above. All tendered notes having a higher acceptance priority level will be accepted before any tendered notes having a lower acceptance priority level are accepted. For a particular series of notes that has some, but not all, tendered notes accepted, all tenders of notes of that series will be accepted on a pro rata basis according to the principal amount tendered.

     In connection with the offer for the 7.55 percent senior notes due 2007, originally issued by Barrett Resources Corp., Williams Production RMT Co. is soliciting consents to proposed amendments to the indenture governing the notes that would eliminate or amend substantially all of the restrictive covenants and certain events of default. The tender offers are not conditioned upon receiving the minimum required consents to amend the indenture.

     The tender offers and consent solicitations are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated today, which sets forth a more comprehensive description of the terms of the tender offers and consent solicitation.

     Williams has retained Lehman Brothers Inc. to serve as the lead dealer manager; Banc of America Securities LLC, Barclays Capital Inc., Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc., Merrill Lynch & Co. and Scotia Capital (USA) Inc. to serve as co-dealer managers, and D.F. King & Co., Inc. to serve as the information agent for the tender offer.

     Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (800) 848-2998 or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY, 10005. Questions regarding the tender offer may be directed to Lehman Brothers, at (800) 438-3242 or (212) 528-7581.

     This press release shall not constitute a tender offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the tender offer to purchase. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed made on behalf of the Companies by Lehman Brothers Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (investor relations)
(918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.